Exhibit 8.1

SMART Technologies Inc.—List of Subsidiaries

1.	SMART Technologies Inc. (Parent Company)

2.	SMART Bricks and Mortar Inc. (Alberta)

3.	SMART Technologies (APAC) Inc. (Alberta)

4.	SMART Technologies (Call Co. 1) Inc. (Alberta)

5.	SMART Technologies (China) Inc. (Alberta)

6.	SMART Technologies (EMEA) Inc. (Alberta)

7.	SMART Technologies (LATA) Inc. (Alberta)

8.	SMART Technologies Finance Inc. (Alberta)

9.	SMART Technologies ULC (Alberta)

10.	SMART Technologies (Seattle) Inc. (USA)

11.	SMART Technologies Corporation (USA)

12.	SMART Technologies (Middle East) FZE (Jebel Ali Free Zone)

13.	SMART Technologies (Germany) GmbH (Germany)

14.	Next Holdings Ltd (New Zealand)

15.	NextWindow Ltd. (New Zealand)

16.	SMART Technologies NW Holdings Limited (New Zealand)

17.	NextWindow Singapore PTE Limited (Singapore) *In liquidation*

18.	SMART Technologies (GB) Limited (UK)

19.	SMART Technologies India Promotional and Marketing Services Private Limited (India)

20.	SMART Technologies (France) SAS

21.	SMART Technologies (Russia) LLC

22.	SMART Technologies (Singapore) Private Limited (Singapore)

23.	SMART Technologies Equipamentos de Informatica Ltdo. (Brazil)